Exhibit 1.2

February [∙], 2026
To:	Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
From:	[Barclays Bank PLC
1 Churchill Place
London E14 5HP
United Kingdom
Telephone: +44 (0)20 7623 2323
c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Telephone: +1 212-526-7000]1
[Bank of Montreal
55 Bloor Street West, 18th Floor
Toronto, Ontario M4W 1A5]2
[Bank of America, N.A.
One Bryant Park, 8th Fl.
New York, NY 10036]3
[JPMorgan Chase Bank, National Association
New York Branch
270 Park Avenue
New York, NY 10017]4
[Mizuho Markets Americas LLC
 C/O Mizuho Securities USA LLC as agent
1271 Park Avenue
New York, NY 10020
Attn: Equity Capital Markets Desk
Telephone: (212) 209-9300
E-mail: US-ECM@mizuhogroup.com]5

1 Insert for Barclays.
2 Insert for BMO.
3 Insert for BofA.
4 Insert for JPM.
5 Insert for Mizuho.

[Nomura Global Financial Products Inc.
309 West 49th Street
New York, NY 10019]6
[Wells Fargo Bank, National Association
30 Hudson Yards
New York, NY 10001-2170
Email: CorporateDerivativeNotifications@wellsfargo.com]7

Ladies and Gentlemen,
The purpose of this letter agreement (this “Master Confirmation”) is to confirm the terms and conditions of certain transactions to be entered into from time to time between [Barclays Bank PLC]8 [Bank of Montreal]9 [Bank of America, N.A.]10 [JPMorgan Chase Bank, National Association, New York Branch]11 [Mizuho Markets Americas LLC]12 [Nomura Global Financial Products Inc.]13 [Wells Fargo Bank, National Association]14 (“Dealer”)[, through its agent Barclays Capital Inc. (the “Agent”)]15 and Portland General Electric Company (“Counterparty”) in accordance with the terms of the Equity Distribution Agreement, dated as of February 17, 2026 (the “Equity Distribution Agreement”), among Dealer, [Barclays Capital Inc.]16 [BMO Capital Markets Corp.]17 [BofA Securities, Inc.]18 [J.P. Morgan Securities LLC]19 [Mizuho Securities USA LLC (“MSUSA”)]20 [Nomura Securities International, Inc. (acting through BTIG, LLC as agent)]21 [Wells Fargo Securities, LLC]22 and Counterparty, among others, on one or more Trade Dates specified herein (collectively, the “Transactions” and each, a “Transaction”).  Each Transaction will be evidenced by a supplemental confirmation (each, a “Supplemental Confirmation,” and each such Supplemental Confirmation, together with this Master Confirmation, a “Confirmation” for purposes of the Agreement specified below) substantially in the form of Exhibit A hereto. [Dealer is not a member of the Securities Investor Protection Corporation. Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.]23 [Dealer is acting as principal in each Transaction and BMO Capital Markets Corp. (the “Agent”), its affiliate, is acting as agent for each Transaction solely in connection with Rule 15a-6 of the Exchange Act (as defined herein).]24 [Mizuho Markets Americas LLC (“MMA”) is acting as principal in its capacity as Dealer hereunder and MSUSA, its affiliate, is acting as agent for MMA, in its capacity as dealer hereunder. This Master Confirmation and each Supplemental Confirmation is a confirmation for purposes of  Rule 10b-10 promulgated under the Exchange Act (as defined below).  MMA is not a member of the Securities Investor Protection Corporation.]25

6 Insert for Nomura.
7 Insert for WF.
8 Insert for Barclays.
9 Insert for BMO.
10 Insert for BofA.
11 Insert for JPM.
12 Insert for Mizuho.
13 Insert for Nomura.
14 Insert for WF.
15 Insert for Barclays.
16 Insert for Barclays.
17 Insert for BMO.
18 Insert for BofA.
19 Insert for JPM.
20 Insert for BofA.
21 Insert for Nomura.
22 Insert for WF.
23 Insert for Barclays.
24 Insert for BMO.
25 Insert for Mizuho.

1.
The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2006 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into each Confirmation.  In the event of any inconsistency among the Agreement, this Master Confirmation, any Supplemental Confirmation, the 2002 Definitions and the 2006 Definitions, the following will prevail in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the 2002 Definitions; (iv) the 2006 Definitions; and (v) the Agreement.

Each party further agrees that each Confirmation together with the Agreement shall evidence a complete binding agreement between Dealer and Counterparty as to the subject matter and terms of the Transaction to which this Master Confirmation and the related Supplemental Confirmation relate, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. Each Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer with a “Threshold Amount” in respect of Dealer of 3% of the stockholders’ equity of [Dealer][26] [Mizuho Bank, Ltd.][27] (including its equivalent in another currency); provided that (x) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof, (y) “Specified Indebtedness” has the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (X) the default was caused solely by error or omission of an administrative or operational nature; (Y) funds were available to enable the party to make the payment when due; and (Z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;”). The parties hereby agree that no Transaction, other than the Transactions to which this Master Confirmation, together with each Supplemental Confirmation hereunder, relate, shall be governed by the Agreement.  For purposes of the 2002 Definitions, each Transaction is a Share Forward Transaction.

Dealer and Counterparty each represents to the other with respect to each Transaction hereunder that it has entered into such Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.	The terms of each Transaction to which this Master Confirmation relates are as follows:

General Terms:

Trade Date:
For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be, subject to the provisions under the heading “Acceleration Events” in Section 3 of this Master Confirmation and the provisions under the heading “Placement Notices” in Section 4 of this Master Confirmation, the last Trading Day (as defined in the Equity Distribution Agreement) of the Forward Hedge Selling Period (as defined in the Equity Distribution Agreement) for such Transaction.

26 Insert for Barclays, BMO, BofA, JPM, Nomura and WF.
27 Insert for Mizuho.

Effective Date:
For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date that is one Settlement Cycle following the Trade Date for such Transaction, or such later date on which the conditions set forth under “Conditions to Effectiveness” in Section 3 of this Master Confirmation shall have been satisfied, subject to the provisions under the heading “Acceleration Events” in Section 3 of this Master Confirmation and the provisions under the heading “Placement Notices” in Section 4 of this Master Confirmation.

Base Amount:
For each Transaction, initially, as specified in the Supplemental Confirmation for such Transaction, to be the number of Shares equal to the Actual Sold Forward Amount (as defined in the Equity Distribution Agreement) for the Forward Hedge Selling Period for such Transaction. For each Transaction, on each Settlement Date for such Transaction, the Base Amount for such Transaction shall be reduced by the relevant number of Settlement Shares for such Settlement Date.

Maturity Date:
For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date that follows the Trade Date for such Transaction by the number of days, months or years set forth as the “Term” in the Placement Notice (as defined in the Equity Distribution Agreement and amended by any corresponding Acceptance (as defined in the Equity Distribution Agreement), if applicable (the “Accepted Placement Notice”)) for such Transaction (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Forward Price:
For each Transaction, on the Effective Date for such Transaction, the Initial Forward Price for such Transaction, and on any other day, the Forward Price for such Transaction as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such Transaction for such day; provided that on each Forward Price Reduction Date for such Transaction, the Forward Price for such Transaction in effect on such date shall be the Forward Price for such Transaction otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.  Notwithstanding the foregoing, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date for any Transaction and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price for such Transaction to the extent it determines that such an adjustment is appropriate and necessary to preserve the economic intent of the parties to offset the economic effect of the Dealer having received the benefit of both (i) the Forward Price Reduction Amount for such Transaction and (ii) the ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Amount (taking into account Dealer’s commercially reasonable hedge positions in respect of such Transaction).

Initial Forward Price:
For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the product of (i) an amount equal to 1 minus the Forward Hedge Selling Commission Rate (as defined in the Equity Distribution Agreement) applicable to such Transaction multiplied by (ii) the Adjusted Volume-Weighted Hedge Price, subject to adjustment as set forth herein.

Adjusted Volume-Weighted Hedge Price:
For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the volume-weighted average of the gross sales price per share of Forward Hedge Securities (as defined in the Equity Distribution Agreement) sold on each Trading Day of the Forward Hedge Selling Period for such Transaction, as determined by the Calculation Agent; provided that, solely for the purposes of calculating the Initial Forward Price, each such sales price (other than the sales price for the last day of the relevant Forward Hedge Selling Period) shall be subject to adjustment by the Calculation Agent in the same manner as the Forward Price pursuant to the definition thereof during the period from, and including, the date one Settlement Cycle immediately following the first Trading Day of the relevant Forward Hedge Selling Period on which Forward Hedge Securities are sold to, and including, the Effective Date of such Transaction.

Daily Rate:	For each Transaction and for any day, (i)(A) the Overnight Bank Rate for such day, minus (B) the Spread for such Transaction, divided by (ii) 365.

Overnight Bank Rate:
For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the “Spread” as specified in the Accepted Placement Notice for such Transaction.

Forward Price Reduction Dates:
For each Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction, to be each date set forth under the heading “Forward Price Reduction Dates” in the Accepted Placement Notice for such Transaction.

Forward Price Reduction
Amount:
For each Transaction, for each Forward Price Reduction Date for such Transaction, the Forward Price Reduction Amount set forth opposite such Forward Price Reduction Date on Schedule I to the Supplemental Confirmation for such Transaction, to be the “Forward Price Reduction Amount” set forth opposite such Forward Price Reduction Date in the Accepted Placement Notice for such Transaction.

Shares:	Common stock, no par value, of Counterparty (also referred to herein as the “Issuer”) (Exchange identifier: “POR”).

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	DTC.

Calculation Agent:
Dealer whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act as the Calculation Agent.

Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within three Exchange Business Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such determination or calculation.

Settlement Terms:

Settlement Date:
With respect to any Transaction, any Scheduled Trading Day following the Effective Date for such Transaction and up to and including the Maturity Date for such Transaction, as designated by (a) Dealer pursuant to “Termination Settlement” below or (b) Counterparty in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer no later than (i) 12:00 p.m. New York City time on the day that is one Scheduled Trading Day prior to such Settlement Date, which may be the Maturity Date for such Transaction, if Physical Settlement applies, and (ii) 50 Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date for such Transaction, if Cash Settlement or Net Share Settlement applies; provided that (i) the Maturity Date for such Transaction shall be a Settlement Date for such Transaction if on such date the Base Amount for such Transaction is greater than zero, (ii) if Physical Settlement or Net Share Settlement applies and such Settlement Date specified above (including a Settlement Date occurring on such Maturity Date) is not a Clearance System Business Day, such Settlement Date shall be the next following Clearance System Business Day and (iii) if Cash Settlement or Net Share Settlement applies and Dealer shall have fully unwound its commercially reasonable hedge with respect to the portion of such Transaction to be settled during an Unwind Period for such Transaction by a date that is more than one Scheduled Trading Day prior to such Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such originally specified Settlement Date for such Transaction as the Settlement Date for such Transaction.

Settlement Shares:
In respect of any Transaction and with respect to any Settlement Date for such Transaction, a number of Shares, not to exceed the Base Amount for such Transaction, designated as such by Counterparty in the related Settlement Notice or by Dealer pursuant to “Termination Settlement” below; provided that on the Maturity Date for such Transaction the number of Settlement Shares shall be equal to the Base Amount for such Transaction on such date.

Settlement:
In respect of any Transaction, Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Counterparty as set forth in a Settlement Notice for such Transaction delivered on or after the Effective Date for such Transaction that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in its judgment, to unwind its hedge in respect of such Transaction (or portion thereof, as applicable) by the end of the Unwind Period for such Transaction in a manner that, in the reasonable judgment of Dealer based on the advice of counsel, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Exchange Act or due to the lack of sufficient liquidity in the Shares on any Exchange Business Day during such Unwind Period or (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”) for such Transaction.

Settlement Notice Requirements:
Notwithstanding any other provision hereof, a Settlement Notice delivered in respect of any Transaction by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date for such Transaction or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation signed by Counterparty substantially in the following form: “As of the date of this Settlement Notice, Counterparty is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date and is electing Cash Settlement or Net Share Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:
For any Transaction, each Exchange Business Day that is not a Suspension Day during the period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date for such Transaction through the Scheduled Trading Day preceding such Settlement Date (or the immediately preceding Exchange Business Day if such Scheduled Trading Day is not an Exchange Business Day); subject to “Termination Settlement” below.  If any Exchange Business Day during an Unwind Period for any Transaction is a Disrupted Day, the Calculation Agent shall make commercially reasonable adjustments to the terms of such Transaction (including, without limitation, the Cash Settlement Amount, the number of Net Share Settlement Shares and the 10b-18 VWAP) to account for the occurrence of such Disrupted Day.

Suspension Day:
Any Exchange Business Day on which Dealer determines based on the advice of counsel that Cash Settlement or Net Share Settlement may violate applicable securities laws.  Dealer shall notify Counterparty if it receives such advice from its counsel.

Market Disruption Event:
Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:
In respect of any Transaction, on any Settlement Date for such Transaction in respect of which Physical Settlement applies, Counterparty shall deliver to Dealer through the Clearance System the Settlement Shares for such Settlement Date, and Dealer shall deliver to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount in cash equal to the Physical Settlement Amount for such Transaction for such Settlement Date, on a delivery versus payment basis.  If, on any Settlement Date for such Transaction, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date for such Transaction occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount for such Transaction payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:
In respect of any Transaction and for any Settlement Date for such Transaction in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price for such Transaction on such Settlement Date and (ii) the number of Settlement Shares for such Transaction for such Settlement Date.

Cash Settlement:
In respect of any Transaction, on any Settlement Date for such Transaction in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Transaction for such Settlement Date is a positive number, Dealer will pay such Cash Settlement Amount to Counterparty.  If the Cash Settlement Amount for such Transaction is a negative number, Counterparty will pay the absolute value of such Cash Settlement Amount to Dealer.  Such amounts shall be paid on the relevant Settlement Date.

Cash Settlement Amount:
In respect of any Transaction and for any Settlement Date for such Transaction in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to (a) the product of (i) (A) the average Forward Price for such Transaction over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period for such Transaction and ending on, and including, such Settlement Date (calculated assuming no reduction to such Forward Price for any Forward Price Reduction Date for such Transaction that occurs during such Unwind Period, except as set forth in clause (b) below), minus USD 0.02, minus (B) the average of the 10b-18 VWAP prices per Share on each Exchange Business Day during such Unwind Period, multiplied by (ii) the number of Settlement Shares for such Transaction for such Settlement Date, minus (b) the product of (i) the Forward Price Reduction Amount for such Transaction for any Forward Price Reduction Date for such Transaction that occurs during such Unwind Period and (ii) the number of Settlement Shares for such Transaction for such Settlement Date with respect to which Dealer has not unwound its hedge (assuming Dealer has a commercially reasonable hedge position and unwinds its hedge position in a commercially reasonable manner), as of such Forward Price Reduction Date.

Net Share Settlement:
In respect of any Transaction, on any Settlement Date for such Transaction in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares for such Transaction is a (i) negative number, Dealer shall deliver a number of Shares to Counterparty equal to the absolute value of such Net Share Settlement Shares, or (ii) positive number, Counterparty shall deliver to Dealer such Net Share Settlement Shares; provided that if Dealer determines in its good faith and reasonable judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:
In respect of any Transaction, for any Settlement Date for such Transaction in respect of which Net Share Settlement applies, a number of Shares equal to (a) the number of Settlement Shares for such Settlement Date, minus (b) the number of Shares Dealer actually purchases during the Unwind Period for such Transaction for a total purchase price equal to the difference between (1) the product of (i) the average Forward Price for such Transaction over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period for such Transaction and ending on, and including, such Settlement Date (calculated assuming no reduction to such Forward Price for any Forward Price Reduction Date for such Transaction that occurs during such Unwind Period, except as set forth in clause (2) below), minus USD 0.02, multiplied by (ii) the number of Settlement Shares for such Transaction for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for such Transaction for any Forward Price Reduction Date for such Transaction that occurs during such Unwind Period, multiplied by (ii) the number of Shares with respect to which Dealer has not unwound its hedge as of such Forward Price Reduction Date.

10b-18 VWAP:
For any Transaction, for any Exchange Business Day during an Unwind Period for such Transaction which is not a Suspension Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades on the Exchange on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading session in the market where the trade is effected and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent.  Counterparty acknowledges that Dealer may refer to the Bloomberg Page “POR <Equity> AQR SEC” (or any successor thereto), in its discretion, for such Exchange Business Day to determine the 10b-18 VWAP.

Settlement Currency:	USD.

Failure to Deliver:	Inapplicable.

Adjustments:

Method of Adjustment:
Calculation Agent Adjustment; notwithstanding anything in the 2002 Definitions to the contrary, for any Transaction, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Amount for such Transaction, the Forward Price for such Transaction and any other variable relevant to the settlement or payment terms of such Transaction.

Additional Adjustment:
If, at any time, with respect to any Transaction, in Dealer’s commercially reasonable judgment, the stock loan fee to Dealer (or an affiliate thereof), excluding the interest rate component payable by the relevant stock lender to Dealer or such affiliate (the “Stock Loan Fee”), over any 10 consecutive Scheduled Trading Day period, of borrowing a number of Shares equal to the Base Amount for such Transaction to hedge in a commercially reasonable manner its exposure to such Transaction exceeds a rate equal to the Initial Stock Loan Rate for such Transaction, the Calculation Agent shall reduce the Forward Price for such Transaction in order to compensate Dealer for the amount by which the Stock Loan Fee exceeded a rate equal to such Initial Stock Loan Rate for the period during which the Stock Loan Fee exceeded such rate.  The Calculation Agent shall notify Counterparty prior to making any such adjustment to such Forward Price and, upon the request of Counterparty, Dealer shall provide an itemized list of the Stock Loan Fees for the applicable period.  The “Initial Stock Loan Rate” for any Transaction shall be as specified in the Supplemental Confirmation for such Transaction, to be the “Initial Stock Loan Rate” as specified in the Accepted Placement Notice for such Transaction.

Account Details:

Payments to Dealer:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Dealer:	To be advised.

Delivery of Shares to Counterparty:	To be advised.

Offices:

The Office of Dealer for each Transaction is:
[Inapplicable, Dealer is not a Multibranch Party.][28]

[Toronto, Ontario, Canada.][29]
[New York, New York.
Bank of America, N.A.
One Bryant Park, 8th Fl.
New York, NY 10036][30]

[JPMorgan Chase Bank, National Association
New York Branch

270 Park Avenue
New York, NY 10017][31]

28 Insert for Barclays.
29 Insert for BMO.
30 Insert for BofA.
31 Insert for JPM.

[New York, New York.
Mizuho Markets Americas LLC
C/O Mizuho Securities USA LLC as agent
1271 Avenue of the Americas
New York, NY 10020
Attn: Equity Capital Markets Desk
Telephone: (212) 209-9300

E-mail: US-ECM@mizuhogroup.com][32]
[Inapplicable,Dealer is not a Multibranch Party.][33]

[Charlotte, North Carolina.][34]

The Office of Counterparty for each Transaction is: Inapplicable, Dealer is not a Multibranch Party.
3.	Other Provisions:

Conditions to Effectiveness:
The effectiveness of each Supplemental Confirmation and the related Transaction on the Effective Date for such Transaction shall be subject to (i) the condition that the representations and warranties of Counterparty contained in the Equity Distribution Agreement and any certificate delivered pursuant thereto by Counterparty are true and correct on such Effective Date as if made as of such Effective Date, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Equity Distribution Agreement on or prior to such Effective Date, (iii) the condition that Counterparty shall have delivered to Dealer an opinion of counsel dated as of the Trade Date for such Transaction with respect to matters set forth in Section 3(a) of the Agreement, (iv) the satisfaction of all of the conditions set forth in Section 9 of the Equity Distribution Agreement and (v) the condition that the Equity Distribution Agreement shall not have been terminated pursuant to Section 13 thereof.
Representations and Agreements of Counterparty:
Counterparty (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into any Transaction hereunder; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with each Transaction hereunder; and (iii) is entering into each Transaction hereunder for a bona fide business purpose.

32 Insert for Mizuho.
33 Insert for Nomura.
34 Insert for WF.

Counterparty is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Counterparty’s ability to perform its obligations hereunder.

Counterparty will by the next succeeding New York Business Day notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

Additional Representations, Warranties and Agreements of Counterparty:  Counterparty hereby represents and warrants to, and agrees with, Dealer as of the date hereof, on each date a Placement Notice is effective, on each Trading Day in a Forward Hedge Selling Period, on each Forward Hedge Settlement Date (as defined in the Equity Distribution Agreement) and on the Trade Date for any Transaction hereunder that:
(a)
Any Shares, when issued and delivered in accordance with the terms of any Transaction hereunder, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)
Counterparty has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of any Transaction hereunder as herein provided, the full number of Shares as shall be issuable at such time upon settlement of such Transaction.  All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(c)
No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Master Confirmation or any Supplemental Confirmation and the consummation of any Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date for a Transaction hereunder) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under state securities laws.

(d)
Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such Issuer Repurchase, the Base Amount Percentage for all Transactions hereunder would be equal to or greater than 8.0%. The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the Base Amount and (2) the denominator of which is the number of Shares outstanding on such day.

(e)	Counterparty is not insolvent, nor will Counterparty be rendered insolvent as a result of any Transaction hereunder.

(f)
Neither Counterparty nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Master Confirmation, under any Supplemental Confirmation, under an agreement with another party or otherwise, that might be reasonably expected to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of any Transaction hereunder not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act determined as if all such purchases were made by Counterparty.

(g)
Counterparty will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period for any Transaction hereunder, other than a distribution meeting, in each case, the requirements of an exception set forth in Rule 101(b) and Rule 102(b) of Regulation M.

(h)
Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended) and the Agreement and all Transactions hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the Commodity Exchange Act, as amended.

(i)
In addition to any other requirements set forth herein, Counterparty agrees not to elect Cash Settlement or Net Share Settlement in respect of any Transaction if, in the reasonable judgment of either Dealer or Counterparty, such settlement or Dealer’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Counterparty.

(j)
Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof.

(k)	Counterparty acknowledges and agrees that, for any Transaction:

(i)
during the term of such Transaction, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)	Dealer and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to such Transaction;

(iii)
Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price for such Transaction and the 10b-18 VWAP for such Transaction;

(iv)
any market activities of Dealer and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price for such Transaction and the 10b-18 VWAP for such Transaction, each in a manner that may be adverse to Counterparty; and

(v)
such Transaction is a derivatives transaction in which it has granted Dealer the right, under certain circumstances, to receive cash or Shares, as the case may be; Dealer may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Counterparty under the terms of such Transaction.

(l)
The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(m)	Counterparty is not aware of any material non-public information with respect to Counterparty or the Shares.

Covenants of Counterparty:
(a)
The parties acknowledge and agree that any Shares delivered by Counterparty to Dealer on any Settlement Date for a Transaction hereunder will be newly issued Shares and when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to such Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Dealer or an affiliate of Dealer.  Accordingly, Counterparty agrees that, subject to the provisions set forth under “Private Placement Procedures”, the Shares that it delivers to Dealer on each Settlement Date for a Transaction hereunder will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(b)
Counterparty will promptly execute each properly completed Supplemental Confirmation delivered to Counterparty by Dealer following the delivery by Counterparty to Dealer of a Accepted Placement Notice relating to a Forward (as such term is defined in the Equity Distribution Agreement).

Covenants of Dealer:
(a)
Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Dealer shall use any Shares delivered by Counterparty to Dealer on any Settlement Date for a Transaction hereunder to return to securities lenders to close out open Share loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under this Master Confirmation and the relevant Supplemental Confirmation.

(b)
In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction, Dealer shall use its good faith and commercially reasonable efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

Insolvency Filing:
Notwithstanding anything to the contrary herein, in any Supplemental Confirmation, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, each Transaction hereunder shall automatically terminate on the date thereof without further liability of either party to this Master Confirmation or any related Supplemental Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Master Confirmation or any Supplemental Confirmation prior to the date of such Insolvency Filing).
Extraordinary Dividends:
If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date for any Transaction and on or prior to the Maturity Date for such Transaction (or, if later, the last date on which Shares are delivered by Counterparty to Dealer in settlement of such Transaction), Counterparty shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of such Extraordinary Dividend and the Base Amount for such Transaction to Dealer on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares or (ii) the Maturity Date for such Transaction.  “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.
Acceleration Events:
The following events shall each constitute an “Acceleration Event” in respect of each Transaction:
(a)
Stock Borrow Events.  In the commercially reasonable judgment of Dealer (i) Dealer (or its affiliate) is unable to hedge in a commercially reasonable manner Dealer’s exposure to such Transaction because of the lack of sufficient Shares being made available for Share borrowing by lenders, or (ii) the Stock Loan Fee of borrowing (or maintaining a borrow of) a number of Shares equal to the Base Amount for such Transaction to hedge in a commercially reasonable manner its exposure to the Transaction exceeds a rate equal to the Maximum Stock Loan Rate for such Transaction (each, a “Stock Borrow Event”);

(b)
Dividends and Other Distributions.  On any day occurring after the Trade Date for such Transaction, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date for such Transaction (with the Trade Date for such Transaction being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date for such Transaction exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I to the relevant Supplemental Confirmation or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as determined in a commercially reasonable manner by Dealer;

(c)	ISDA Early Termination Date. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;

(d)
Other ISDA Events.  The announcement of any event that if consummated, would result in a Merger Event, Tender Offer, Nationalization or Insolvency or the occurrence of any Hedging Disruption, any Change in Law or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the effective date of the Accepted Placement Notice for the relevant Transaction”; or

(e)	Ownership Event. In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies).

The “Maximum Stock Loan Rate” for any Transaction shall be as specified in the Supplemental Confirmation for such Transaction, to be the “Maximum Stock Loan Rate” as specified in the Accepted Placement Notice for such Transaction.
For purposes of clause (e) above, the “Share Amount” as of any day is the number of Shares that Dealer and any of its affiliates and any person whose ownership position would be aggregated with that of Dealer, including any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part (Dealer or any such person or group, a “Dealer Person”) under any law, rule, regulation or regulatory order or any organizational document or contract of Counterparty that is applicable to ownership of Shares as of the date hereof or for any reason becomes applicable to ownership of Shares after the date hereof (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the date hereof) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Laws, as determined by Dealer in its reasonable discretion, minus (y) 1% of the number of Shares outstanding.

Termination Settlement:
Upon the occurrence of any Acceleration Event in respect of any Transaction, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date under such Transaction (a “Termination Settlement Date” for such Transaction) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares for the relevant Transaction so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event the number of Settlement Shares the relevant Transaction so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists.  If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the relevant Transaction, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply.  If an Acceleration Event occurs during an Unwind Period for any Transaction relating to a number of Settlement Shares for the relevant Transaction to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date for such Transaction relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of such Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge (assuming that Dealer has a commercially reasonable hedge and unwinds its hedge in a commercially reasonable manner) and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date.
Private Placement Procedures:
If Counterparty is unable to comply with the provisions of “Covenant of Counterparty” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion and based on the advice of counsel any Settlement Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer or its affiliates to securities lenders as described under “Covenant of Counterparty” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer.
Securities Law Acknowledgments:
Counterparty (1) acknowledges that (i) during any Unwind Period, Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with this Master Confirmation or any Supplemental Confirmation and (ii) Counterparty is entering into the Agreement, this Master Confirmation and each Supplemental Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws and (2) agrees that it will act in good faith with respect to any Transaction.

Counterparty hereby agrees with Dealer that during any Unwind Period, Counterparty shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any EDG Personnel (as defined below).  For purposes of each Transaction, “Material Non-Public Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.  For purposes of the Transaction, “EDG Personnel” means [any employee on the trading side of the Equity Derivatives Group of Dealer and does not include Mr. John Messina, Ms. Sayira Santana, Mr. Kevin Cheng or any other of Dealer’s “private side” equity or equity-linked personnel (including, without limitation, any Dealer equity or equity-linked legal personnel) or any other person or persons designated from time to time in writing to Counterparty by Dealer]35 [any employee on the trading side of the Equity Derivatives Group of Bank of Montreal and does not include any member of Bank of Montreal’s legal department, Eric Benedict, Jeff Brunswick, Steven DeVilbiss, Brad Pavelka or Brian Riley]36 [any employee on the trading side of the Equity Derivatives Group of Dealer and does not include Mr. Robert Stewart or Ms. So Young Lee or any other of Dealer’s “private side” equity or equity-linked personnel (including, without limitation, any Dealer equity or equity-linked legal personnel) (or any other person or persons designated from time to time in writing to Counterparty by Dealer)]37 [any employee on the trading side of the Equity Derivatives Group of J.P. Morgan Securities LLC and does not include Mr. David Aidelson, Mr. Elliot Chalom, Mr. Noah L. Wynkoop, Ms. Yana Chernobilsky, Mr. Ganaraj S. Hegde, Mr. Sanjeet S. Dewal, Mr. Preston T. Ryman and Mr. Eric Berschadsky (or any other person or persons designated from time to time by the Compliance Group of Dealer)]38 [any employee on the trading side of the Equity Derivatives Group of Mizuho Securities USA LLC and does not include any member of Mizuho Securities USA LLC’s legal department or “private side” employees]39 [any employee on the trading side of the Equity Derivatives Group of Dealer and does not include any other of Dealer’s “private side” equity or equity-linked personnel or any member of Dealer's legal department]40 [any employee on the trading side of the Equity Derivatives Group of Wells Fargo Bank, National Association and does not include any member of Wells Fargo Bank, National Association’s legal department]41.
Maximum Share Delivery:
Notwithstanding any other provision of this Master Confirmation or any Supplemental Confirmation, for any Transaction, in no event shall Counterparty be required to deliver to Dealer, in the aggregate, in respect of all Settlement Dates for such Transaction and other dates on which Shares are delivered in respect of any amount owed under such Transaction, a number of Shares equal to 1.5 multiplied by the initial Base Amount for such Transaction.

35 Insert for Barclays.
36 Insert for BMO.
37 Insert for BofA.
38 Insert for JPM.
39 Insert for Mizuho.
40 Insert for Nomura.
41 Insert for WF.

Transfer and Assignment:
Dealer may assign or transfer any of its rights or delegate any of its duties hereunder and under each Supplemental Confirmation to (A) an affiliate of Dealer, whose obligations hereunder and under each Supplemental Confirmation are fully and unconditionally guaranteed by Dealer, or (B) any other affiliate of Dealer with a long-term issuer rating equal to or better than the credit rating of Dealer at the time of transfer without the prior written consent of Counterparty; provided that, (x) whether as a matter of law or by virtue of a gross-up and/or indemnity from the transferee, (i) Counterparty shall not be required to pay or deliver to the transferee or assignee under Section 2(d)(i)(4) of the Agreement any amount or number of Shares greater than the amount Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer or assignment and (ii) Counterparty shall not receive from the transferee or assignee any amount or number of Shares less than it would have been entitled to receive in the absence of such transfer or assignment and (y) such transferee or assignee shall provide such documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the results described in clause (x) will not occur upon or after such assignment; provided further that, at all times, Dealer or any transferee or assignee shall be eligible to provide a U.S. Internal Revenue Service Form W-9 or W-8ECI, or any successor form thereto, with respect to any payments or deliveries under the Agreement. Notwithstanding any other provision in this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.
[Role of Agent:
Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transactions pursuant to instructions from such party, (ii) the Agent is not a principal or party to any Transaction, and may transfer its rights and obligations with respect to the Transactions, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under any Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Master Confirmation or the Agreement and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transactions.  Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder.  Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Master Confirmation, any Supplemental Confirmation and the Transactions contemplated hereunder.]42

[Matters Relating to Agent:

Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with Agent that (i) Agent is acting as agent for Dealer under any Transaction pursuant to instructions from such party, (ii) Agent is not a principal or party to any Transaction, and may transfer its rights and obligations with respect to any Transaction, (iii) Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under any Transaction, (iv) Dealer and Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or Agent, other than the representations expressly set forth in this Master Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not Agent, to collect or recover any money or securities owed to it in connection with any Transaction. Each party hereto acknowledges and agrees that Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that Agent is an affiliate of Dealer.  Dealer will be acting for its own account in respect of this Master Confirmation and any Transaction contemplated hereunder and under any Supplemental Confirmation.]43

42 Insert for Barclays.
43 Insert for BMO.

[Matters relating to Dealer and Agent:

(a)
Dealer is not registered as a broker or dealer under the Exchange Act. Nomura Securities International, Inc. (“Agent”) has acted solely as agent for Dealer and Counterparty to the extent required by law in connection with any Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under any Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to any Transaction, including their rights and obligations with respect to payment of funds and delivery of securities. Dealer is not a member of the Securities Investor Protection Corporation.

(b)	Agent may have been paid a fee by Dealer in connection with any Transaction. Further details will be furnished upon written request.

(c)	The time of dealing for any Transaction will be furnished by Agent upon written request.][44]

Indemnity:

Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, agents and controlling parties (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of any breach of any covenant or representation made by Counterparty in this Master Confirmation, any Supplemental Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Counterparty will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s gross negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in this Master Confirmation, any Supplemental Confirmation or the Agreement.

Notice:

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

Agreements and Acknowledgments	Applicable
Regarding Hedging Activities:

44 Insert for Nomura.

4.	The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:
Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transactions are not secured by any collateral.  Obligations in respect of the Transactions shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation, any Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations in respect of any Transaction, whether arising under the Agreement, this Master Confirmation, any Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.  In calculating any amounts under Section 6(e) of the Agreement with respect to any Transaction, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) such Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.
Status of Claims in Bankruptcy:
Dealer acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to Dealer rights with respect to the Transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation, any Supplemental Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transactions.
Limit on Beneficial Ownership:
Notwithstanding any other provisions hereof, Dealer shall not have an “interest” in (within the meaning of NYSE Rule 312.04(e)) Shares hereunder and Dealer shall not be entitled to take delivery of any Shares deliverable hereunder in respect of any Transaction (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Section 16 Percentage would exceed 7.5% or (iii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of the Threshold Number of Shares for such Transaction. Any purported delivery hereunder in respect of any Transaction shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Section 16 Percentage would exceed 7.5% or (iii) Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares.  If any delivery owed to Dealer hereunder in respect of any Transaction is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Section 16 Percentage would not exceed 7.5% and (iii) Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares. The “Threshold Number of Shares” for any Transaction means a number of Shares equal to 4.9% of the outstanding Shares on the Trade Date for such Transaction. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

New York General Obligations Law:
Counterparty and Dealer agree and acknowledge that: (A) the Transactions contemplated by this Master Confirmation will be entered into in reliance on the fact that this Master Confirmation and each Supplemental Confirmation hereto form a single agreement between Counterparty and Dealer, and Dealer would not otherwise enter into such Transactions; (B) this Master Confirmation, together with each Supplemental Confirmation hereto, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the New York General Obligations Law; (C) each Supplemental Confirmation hereto, regardless of whether transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the New York General Obligations Law; and (D) this Master Confirmation and each Supplemental Confirmation hereto constitute a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the New York General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and such Supplemental Confirmation.
Placement Notices:
Counterparty and Dealer agree that, upon the effectiveness of any Accepted Placement Notice relating to a Forward, in respect of the Transaction to which such Accepted Placement Notice relates, each of the representations, warranties, covenants, agreements and other provisions of this Master Confirmation and the Supplemental Confirmation for such Transaction (including, without limitation, the provisions above in Section 3 of this Master Confirmation under the heading “Extraordinary Dividends,” Dealer’s right to designate a Termination Settlement Date in respect of such Transaction and the termination of such Transaction following an Insolvency Filing) shall govern, and be applicable to, such Transaction as of the first Trading Day of the Forward Hedge Selling Period for such Transaction as if the Trade Date for such Transaction were such first Trading Day. Notwithstanding anything to the contrary in this Master Confirmation, any Supplemental Confirmation, the Agreement, the 2002 Definitions or the 2006 Definitions, if Dealer designates a Termination Settlement Date with respect to a Transaction (1) following the occurrence of an Acceleration Event, and such Termination Settlement Date is to occur before the date that is one Settlement Cycle after the last day of the Forward Hedge Selling Period for such Transaction or (2) prior to Counterparty’s execution of the Supplemental Confirmation relating to such Transaction, then, for purposes of such Termination Settlement Date, a Supplemental Confirmation relating to such Transaction reasonably completed by Dealer (as if the Trade Date for such Transaction were the last day of the Forward Hedge Selling Period on which the Forward Seller (as defined in the Equity Distribution Agreement) sold Forward Hedge Securities for such Transaction) shall, notwithstanding the provisions under “Conditions to Effectiveness” above, be deemed to be immediately effective.
Wall Street Transparency and Accountability Act:
In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or any amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, any Supplemental Confirmation, the 2002 Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Acceleration Event or Illegality (as defined in the Agreement)).

Miscellaneous:
(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Dealer:

[To:	Barclays Bank PLC
c/o Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Attention:	Kevin Cheng
Telephone No.:	(+1) 212-526-8627
Facsimile:	(+1) 917-522-0458
Email:	kevin.cheng@barclays.com

With a copy to:	elhspower@barclays.com][45]

[To:	Bank of Montreal
55 Bloor Street West, 18th Floor
Toronto, Ontario M4W 1A5
Canada

Attention:	Manager, Derivatives Operations
Facsimile:	(416) 552-7904
Telephone:	(416) 552-4177
Email:	BMOEquityLinked@bmo.com

With a copy to:	Bank of Montreal
100 King Street West, 20th Floor
Toronto, Ontario M5X 1A1
Canada
Attention:	Associate General Counsel & Managing Director, Derivatives Legal Group
Facsimile:	(416) 956-2318

        and
BMO Capital Markets Corp.
151 West 42nd Street, 32nd Floor
New York, New York 10036
Attention:	Brian Riley
Telephone:	(212) 605-1414
Facsimile:	(212) 885-4165
Email:	BMOEquityLinked@bmo.com][46]

[To:	Bank of America, N.A.
One Bryant Park, 8th Fl.
New York, NY 10036
Attention:	Strategic Equity Solutions Group
Telephone No.:	646-855-6770
Email:	dg.issuer_derivatives_notices@bofa.com][47]

45 Insert for Barclays.
46 Insert for BMO.
47 Insert for BofA.

[To:	JPMorgan Chase Bank, National Association
270 Park Avenue
New York, NY 10017
EDG Marketing Support
Email:	edg_notices@jpmorgan.com; edg_ny_corporate_sales_support@jpmorgan.com

With a copy to:
Attention:	Mr. Sanjeet S. Dewal
Title:	Managing Director
Telephone No.:	212-622-8783
Email:	sanjeet.s.dewal@jpmorgan.com][48]

[To:	Mizuho Securities USA LLC
1271 Avenue of the Americas
New York, NY 10020
Attention:	Kevin Mullane
Executive Director
Telephone:	(212) 205-7645
Email:	Kevin.Mullane@mizuhogroup.com

With a copy to:

Mizuho Markets Americas LLC
C/O Mizuho Securities USA LLC as agent
1271 Avenue of the Americas
New York, NY 10020
Attention:	Equity Capital Markets Desk
Telephone:	(212) 209-9300
Email:	US-ECM@mizuhogroup.com][49]

[To:	Nomura Global Financial Products, Inc.
309 West 49th Street
New York, NY 10019
Attention: Structured Equity Solutions
Email: cedamericas@nomura.com

With a copy (which shall not constitute notice) to:
Nomura Global Financial Products, Inc.
309 West 49th Street
New York, NY 10019
Attention: Equities Legal
Email: nyequitieslegal@nomura.com

48 Insert for JPM.
49 Insert for Mizuho.

And to:
BTIG, LLC
65 East 55th Street
New York, NY 10022
Attention: Equity Capital Markets
Email: BTIGUSATMTrading@btig.com
Or:
BTIG, LLC
350 Bush Street
San Francisco, CA 94104
Attention Equity Capital Markets
Email: BTIGUSATMTrading@btig.com
In either case with a copy (which shall not constitute notice) to:
BTIG, LLC
350 Bush Street
San Francisco, CA 94104
Attention: General Counsel and Chief Compliance Officer
Email: BTIGcompliance@btig.com
Email: IBLegal@btig.com]50
[Notwithstanding anything to the contrary in the Agreement, all notices to Dealer in connection with any Transaction are effective only upon receipt of email message to CorporateDerivativeNotifications@wellsfargo.com.]51
Address for notices or communications to Counterparty:
Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Attention: Sujata Pagedar
Telephone: (510) 913-2713
Email: sujata.pagedar@pgn.com
(b)
Waiver of Right to Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Master Confirmation and/or any Supplemental Confirmation.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Master Confirmation and each Supplemental Confirmation by, among other things, the mutual waivers and certifications herein.

(c)
[Communications with Employees of J.P. Morgan Securities LLC.  If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction hereunder, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.][52]

50 Insert for Nomura.
51 Insert for WF.
52 Insert for JPM.

Acknowledgements:
The parties hereto intend for:
(a)
each Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)
a party’s right to liquidate each Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)	Dealer to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)	all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

Amendment to Master Agreement:
Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.
Other Forward Transactions:
Dealer acknowledges that Counterparty has entered or may enter in the future into one or more substantially similar forward transactions for its Shares (each, an “Other Forward” and collectively, the “Other Forwards”) with one or more dealers (each, an “Other Dealer” and collectively, the “Other Dealers”). Dealer and Counterparty agree that if Counterparty designates a “Settlement Date” with respect to one or more Other Forwards for which “Cash Settlement” or “Net Share Settlement” is applicable, and the resulting “Unwind Period” for any Other Forward coincides for any period of time with an Unwind Period for a Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and length of such Overlap Unwind Period, and Dealer shall only be permitted to purchase Shares to unwind its hedge in respect of such Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, commencing on the first, second, third or later Scheduled Trading Day of such Overlap Unwind Period, as notified to Dealer by Counterparty at least one Scheduled Trading Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, shall be every other Scheduled Trading Day if there is only one Other Dealer, every third Scheduled Trading Day if there are two Other Dealers, etc.).
Severability:
If any term, provision, covenant or condition of this Master Confirmation or any Supplemental Confirmation or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Master Confirmation and the related Supplemental Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Master Confirmation and such related Supplemental Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Master Confirmation and such Supplemental Confirmation and the deletion of such portion of this Master Confirmation and/or such Supplemental Confirmation will not substantially impair the respective benefits or expectations of parties to this Master Confirmation and such Supplemental Confirmation; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

[Regulatory Provisions:
The time of dealing for each Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with any Transaction.

Method of Delivery:
Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent.  In addition, all notices, demands and communications of any kind relating to the Transactions between Dealer and Counterparty shall be transmitted exclusively through the Agent.

EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol:
The parties agree that the terms of the 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 17 December 2020 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment.  In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly) and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Master Confirmation.  For the purposes of this section:

(a)	Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity.

(b)
Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(c)	The Local Business Days for such purposes in relation to Dealer and Counterparty is New York, New York, USA.

(d)	The following are the applicable email addresses:

Portfolio Data:

Dealer: MarginServicesPortRec@barclays.com

Counterparty: christopher.liddle@pgn.com

Notice of discrepancy:

Dealer: PortRecDiscrepancy@barclays.com

Counterparty: christopher.liddle@pgn.com

Dispute Notice:

Dealer: EMIRdisputenotices@barclays.com

Counterparty: christopher.liddle@pgn.com

NFC Representation:
Counterparty represents and warrants to Dealer (which representation and warranty will be deemed to be made under the Agreement and repeated at all times while any “Transaction” under this Master Confirmation remains outstanding, unless Counterparty notifies Dealer promptly otherwise of any change in its status from that represented) that:

(a)
it is an entity established outside the European Union and the United Kingdom of Great Britain and Northern Ireland (the “UK”) that would constitute (i) a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (“EMIR”)) if it were established in the European Union, and (ii) a non-financial counterparty (as defined in EMIR as it forms part of “retained EU law” (as defined in the European Union (Withdrawal) Act 2018 (as amended from time to time)) (“UK EMIR”)) if it were established in the United Kingdom; and

(b)
as at the date of the trade, the entity would not have executed a sufficient amount of derivative activity such that the month-end average notional during the previous 12 months would classify the entity as exceeding the “clearing” threshold, as established by EMIR or UK EMIR, as relevant, if the entity were established in the European Union or the United Kingdom.

Bail-in Protocol:
The parties agree that the provisions set out in the attachment (the “Attachment”) to the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German /Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version) are incorporated into and form part of the Agreement, provided that the definition of “UK Bail-in Power” in the Attachment shall be deleted and replaced with the following definition:

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

The Agreement shall be deemed a “Protocol Covered Agreement” for the purposes of the Attachment and the Implementation Date for the purposes of the Attachment shall be deemed to be the date of this Master Confirmation. In the event of any inconsistencies between the Attachment and the other provisions of the Agreement, the Attachment will prevail.

Contractual Recognition of UK Stay Resolution:
Notwithstanding anything contained in the Agreement, the parties agree that the provisions of the 2020 UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by ISDA on 22 December 2020, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Counterparty, (ii) Counterparty shall be treated as a “Module Adhering Party” and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be the date of this Master Confirmation.]53

[U.S. Resolution Stay:
The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.  “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]54

53 Insert for Barclays.
54 Insert for BofA.

[U.S. Resolution Stay Protocol:
The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the J.P. Morgan entity that is a party to the Agreement (“J.P. Morgan”) shall be deemed a Regulated Entity and the other entity that is a party to the Agreement (“Counterparty”) shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, J.P. Morgan shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” J.P. Morgan shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to J.P. Morgan replaced by references to the covered affiliate support provider.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]55

55 Insert for JPM.

[U.S. Resolution Stay Protocol:
The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Master Confirmation, and for such purposes this Master Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Master Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Master Confirmation, and for such purposes this Master Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Master Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Master Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Master Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]56
[QFC Stay Rules:
The parties agree that (i) to the extent that prior to the date hereof all parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term)  as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this section. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

56 Insert for Mizuho.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]57
[Canadian Resolution Stay Protocol:
With respect to this Master Confirmation, each party agrees to the application of subsections 39.15(7.1) to (7.104) and (7.11) of the Canada Deposit Insurance Corporation Act, RSC, 1985, c. C-3 in relation to the actions that the parties may take.]58
[Japan Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol:

The terms of the Japan Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol (the “Japan Module”) are incorporated into and form part of this Master Confirmation, and this Master Confirmation shall be deemed to be a Covered Agreement for purposes of the Japan Module. In the event of any inconsistencies between this Master Confirmation and the Japan Module, the Japan Module will prevail. Dealer has adhered to the Japan Module as a Regulated Entity, and upon entering into this Master Confirmation Counterparty shall be deemed to have adhered to the Japan Module as a Module Adhering Party and identified Dealer as a Regulated Entity Counterpart.]59

[Additional Provisions:
(a)
MSUSA received or will receive other remuneration from MMA in relation to this Master Confirmation and each Transaction hereunder.  The amount and source of such other remuneration will be furnished upon written request.

(b)
Counterparty understands and agrees that MSUSA will act as agent for both parties with respect to each Transaction and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under any Transaction.  MSUSA shall have no responsibility or personal liability to Counterparty arising from any failure by MMA to pay or perform any obligations hereunder or to monitor or enforce compliance by MMA or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral.  MSUSA is so acting solely in its capacity as agent for Counterparty and MMA pursuant to instructions from Counterparty and MMA.  Each of MMA and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of a Transaction.

57 Insert for WF.
58 Insert for BMO.
59 Insert for Nomura.

(c)
Notwithstanding any provisions of the Agreement, all communications relating to each Transaction or the Agreement shall be transmitted exclusively through MSUSA at 1271 Avenue of the Americas, New York, NY 10020, c/o Equity Capital Markets Desk, (212) 209-9300, Stephen.roney@mizuhogroup.com.

(c)
MMA hereby provides notice that the Securities Investor Protection Act of 1970 (“SIPA”) does not protect Counterparty and MMA is not a member of the Securities Investor Protection Corporation (“SIPC”)][60]

Tax Matters:
(a)
For the purpose of Section 3(e) of the Agreement, each of Dealer and Counterparty makes the following representation: “It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement and any other payments of interest and penalty charges for late payment) to be made by it to the other party under the Agreement.  In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.”

(b)	For the purpose of Section 3(f) of the Agreement:

(i)	Dealer makes the following representation(s):

[(A)	Each payment received or to be received by it in connection with the Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B)	it is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.][61]

[(A)	It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(B)	Each payment received by it in connection with this Master Confirmation will be effectively connected with its conduct of a trade or business in the United States.][62]

[(A)	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

60 Insert for Mizuho.
61 Insert for Barclays.
62 Insert for BMO.

(B)	It is a national banking association organized and existing under the laws of the United States of America and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).][63]

[(A)	It is a U.S. limited liability company organized under the laws of the State of Delaware.

(B)
For U.S. Federal income tax purposes, it is a Disregarded Entity of Mizuho Americas LLC, a limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, Mizuho Americas LLC has elected to be classified as a corporation.][64]

[It is a corporation duly organized and validly existing under the laws of the State of Delaware and a U.S. person (as that term is defined in Section 7701(a)(30) of the Code and used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes.]65
[Dealer is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.]66
(ii)	Counterparty makes the following representation(s):

(A)	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(B)	It is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Oregon, and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(A).

(c)
Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(d)
HIRE Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(e)	Tax Documentation. For purposes of Section 4(a)(i) and Section 4(a)(ii) of the Agreement:

(i) Counterparty shall deliver to Dealer a valid and duly executed U.S. Internal Revenue Service Form W‑9, or any successor form thereto, (A) on or before the date of execution of this Master Confirmation and each Supplemental Confirmation, (B) promptly upon demand by Dealer and

63 Insert for BofA and JPM.
64 Insert for Mizuho.
65 Insert for Nomura.
66 Insert for WF.

(C) promptly upon learning that any such tax form previously provided by Counterparty has become inaccurate or incorrect.
(ii) Dealer shall provide to Counterparty a valid and duly executed U.S. Internal Revenue Service Form [W-9]67 [W-8ECI]68, or any successor form thereto, (A) on or before the date of execution of this Master Confirmation, (B) promptly upon reasonable demand by Counterparty and (C) promptly upon learning that any such tax form previously provided by Dealer has become inaccurate or incorrect.
Counterparts.
This Master Confirmation and each Supplemental Confirmation may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Master Confirmation or Supplemental Confirmation by one party to the other may be made by facsimile or e-mail transmission.  The words “execution,” “signed,” “signature,” and words of like import in this Master Confirmation, each Supplemental Confirmation, or in any other certificate, agreement or document related to this Master Confirmation, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
 [Remainder of page intentionally left blank]

67 Insert for BofA, JPM, Mizuho, Nomura and WF.
68 Insert for Barclays and BMO.

[Counterparty hereby agrees (a) to check this Master Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to us.]69 [Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Master Confirmation and returning it to CorporateDerivativeNotifications@wellsfargo.com.]70
Yours faithfully,

[BARCLAYS BANK PLC][71] [BANK OF MONTREAL][72] [BANK OF AMERICA, N.A.][73] [JPMORGAN CHASE BANK, NATIONAL ASSOCIATION][74] [MIZUHO MARKETS AMERICAS LLC][75] [NOMURA GLOBAL FINANCIAL PRODUCTS INC][76] [WELLS FARGO BANK, NATIONAL ASSOCIATION][77]

By:
Name:
Title:

[BMO CAPITAL MARKETS CORP., as agent for
BANK OF MONTREAL

By:
Title:][78]

[MIZUHO SECURITIES USA LLC
Acting solely as agent in connection with this
Master Confirmation

By:
Name:
Title:][79]

69 Insert for all Dealers other than WF.
70 Insert for WF.
71 Insert for Barclays.
72 Insert for BMO.
73 Insert for BofA.
74 Insert for JPM.
75 Insert for Mizuho.
76 Insert for Nomura.
77 Insert for WF.
78 Insert for BMO.
79 Insert for Mizuho.
[Signature Page to Master Confirmation]

Confirmed as of the date first written above:
PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

[Signature Page to Master Confirmation]

EXHIBIT A

FORM OF SUPPLEMENTAL CONFIRMATION

To:	Portland General Electric Company 121 SW Salmon Street Portland, Oregon 97204

From:
[Barclays Bank PLC
1 Churchill Place
London E14 5HP
United Kingdom
Telephone: +44 (0)20 7623 2323

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Telephone: +1 212-526-7000][80]

[Bank of Montreal
55 Bloor Street West, 18th Floor
Toronto, Ontario M4W 1A5][81]

[Bank of America, N.A.
One Bryant Park, 8th Fl.
New York, NY 10036][82]

[JPMorgan Chase Bank, National Association
New York Branch
270 Park Avenue
New York, NY 10017][83]

[Mizuho Markets Americas LLC
C/O Mizuho Securities USA LLC as agent
1271 Avenue of the Americas
New York, NY 10020
Attn: Equity Capital Markets Desk
Telephone: (212) 209-9300
E-mail: US-ECM@mizuhogroup.com][84]

[Nomura Global Financial Products Inc.
309 West 49th Street
New York, NY 10019][85]

[Wells Fargo Bank, National Association
30 Hudson Yards
New York, NY 10001-2170
Email: CorporateDerivativeNotifications@wellsfargo.com][86]

Date:	[_________], 20[__]

80 Insert for Barclays.
81 Insert for BMO.
82 Insert for BofA.
83 Insert for JPM.
84 Insert for Mizuho.
85 Insert for Nomura.
86 Insert for WF.

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [Barclays Bank PLC]87 [Bank of Montreal]88 [Bank of America, N.A.]89 [JPMorgan Chase Bank, National Association, New York Branch]90 [Mizuho Markets Americas LLC]91 [Nomura Global Financial Products Inc.]92 [Wells Fargo Bank, National Association]93 (“Dealer”)[, through its agent Barclays Capital Inc. (the “Agent”)]94 and Portland General Electric Company (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.  [Dealer is not a member of the Securities Investor Protection Corporation. Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.]95 [Mizuho Markets Americas LLC (“MMA”) is acting as principal in this Transaction and Mizuho Securities USA LLC, its affiliate, is acting as agent for Dealer and Counterparty in this Transaction.  This Supplemental Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended.  MMA is not a member of the Securities Investor Protection Corporation.]96

1.          This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of February [∙], 2026 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.           The terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date:	[_______], 20[__]
Effective Date:	[_______], 20[__]
Maturity Date:	[_______], 20[__]
Base Amount:	[________]
Initial Forward Price:	USD [____]
Spread:	[_.__]%
Adjusted Volume-Weighted Hedge Price:	USD [____]
Initial Stock Loan Rate:	[___] basis points per annum
Maximum Stock Loan Rate:	[___] basis points per annum

87 Insert for Barclays.
88 Insert for BMO.
89 Insert for BofA.
90 Insert for JPM.
91 Insert for Mizuho.
92 Insert for Nomura.
93 Insert for WF.
94 Insert for Barclays.
95 Insert for Barclays.
96 Insert for Mizuho.

[Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to us.]97 [Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Supplemental Confirmation and returning it to CorporateDerivativeNotifications@wellsfargo.com.]98
Very truly yours,
[BARCLAYS BANK PLC][99] [BANK OF MONTREAL]100 [BANK OF AMERICA, N.A.]101 [JPMORGAN CHASE BANK, NATIONAL ASSOCIATION]102 [MIZUHO MARKETS AMERICAS LLC]103 [NOMURA GLOBAL FINANCIAL PRODUCTS INC]104 [WELLS FARGO BANK, NATIONAL ASSOCIATION]105

By:
Name:
Title:

[BMO CAPITAL MARKETS CORP., as agent for
BANK OF MONTREAL

By:
Title:]106

[MIZUHO SECURITIES USA LLC
Acting solely as agent in connection with this Supplemental Confirmation

By:
Name:
Title:]107

97 Insert for all Dealers other than WF.
98 Insert for WF.
99 Insert for Barclays.
100 Insert for BMO.
101 Insert for BofA.
102 Insert for JPM.
103 Insert for Mizuho.
104 Insert for Nomura.
105 Insert for WF.
106 Insert for BMO.
107 Insert for Mizuho.

[Signature Page to Supplemental Confirmation]

Accepted and confirmed as
of the Trade Date:
PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

[Signature Page to Supplemental Confirmation]

SCHEDULE I
FORWARD PRICE REDUCTION DATES AND AMOUNTS
Forward Price Reduction Date	Forward Price Reduction Amount

Trade Date	USD 0.00
[___________, ____]	USD [______]
[___________, ____]	USD [______]
[___________, ____]	USD [______]
[___________, ____]	USD [______]
[___________, ____]	USD [______]108

108 Include one Forward Price Reduction Date that falls after the Maturity Date.
I-1

ANNEX A
PRIVATE PLACEMENT PROCEDURES
(i)
If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that if, on or before the date that a Private Placement Settlement would occur, Counterparty has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer) or Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply.  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer.  In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Dealer hereunder and/or the Forward Price for the relevant Transaction in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares.  Notwithstanding the Agreement, this Master Confirmation or any Supplemental Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date for the relevant Transaction or Termination Settlement Date for the relevant Transaction that would otherwise be applicable.

(ii)
If Counterparty delivers any Restricted Shares in respect of any Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

A-1